UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 8, 2005
REDWOOD TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-13759	68-0329422
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
One Belvedere Place
Suite 300
Mill Valley, California 94941
(Address of principal executive offices and Zip Code)
(415) 389-7373
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01	Entry Into A Material Definitive Agreement
Signatures

ITEM 1.01.     ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
On December 8, 2005, the Compensation Committee (the “Committee”) of the Board of Directors of Redwood Trust, Inc. (the “Company”) approved long term compensation awards for executive officers for 2005, and the 2006 salary and bonus plan for executive officers. The approval of specific 2005 bonus awards is subject to the calculation after December 31, 2005 of financial measures on which a portion of the 2005 bonus is based.
2005 Bonuses
Bonus payments for 2005 will be made in the first quarter of 2006. An executive officer’s total bonus equals his individual performance incentive award plus a company performance incentive award.
The award of an individual performance bonus will be at 90% of the target amount for that portion of the bonus. The award was determined by the Committee, based on subjective factors at the time of the award, including individual performance factors and performance relative to the goals adopted by the Committee.
The company performance award is based on the company performance formula, which is driven by adjusted return on equity (“Adjusted ROE”). Adjusted ROE equals adjusted income (GAAP income excluding variable stock option expense and adjusted for any adjustments the Committee may choose to make) divided by adjusted core equity (average core equity — which equals GAAP equity less mark-to-market adjustments — plus or minus any adjustments the Committee may choose to make). There is no company performance award when Adjusted ROE is less than 7%. The company performance award is 100% of target when Adjusted ROE is 11%. If Adjusted ROE meets or exceeds 17%, the company performance award is 366.67%.
The Company’s external auditors will, prior to the payment of bonuses, review Adjusted ROE based on final 2005 financial results.
A portion of the company performance award will be paid in cash and the remainder will be paid in the form of deferred stock units (“DSU’s”) awarded under the Redwood Trust, Inc. Executive Deferred Compensation Plan (the “Plan”). These DSU’s are fully vested at the award date and will have dividend equivalent rights (“DER’s”) attached. The DSU’s will be distributed to the officer as stock (or equivalent value as may be eligible under the Plan) on the earlier of termination (or certain other distribution events detailed in the Plan) or the executive’s elected distribution date which is not earlier than May 1, 2009.
2005 Long Term Compensation Awards
The table below reflects long term compensation awards for 2005 as approved for the Company’s executive officers:

Name	Deferred Stock Units

George E. Bull, III	81,339
Douglas B. Hansen	81,339
Brett D. Nicholas	27,888
Andrew I. Sirkis	22,078
Harold F. Zagunis	22,078
Loren Picard	22,078
Martin L. Hughes	4,648
These DSU’s have accrued DER’s associated with them. DER’s commence with the dividend payable for the record date after December 8, 2005, and will continue for all dividends with a record date on or earlier than the date of the distribution or December 8, 2015 (whichever is earlier). DER payments are performance-based, as they depend directly on the future performance of the Company. DER equivalents are distributed to the executive officer at the time of payment of dividends to stockholders, unless a valid election has been made by that officer to defer dividend equivalents. Any cash dividends retained in the Plan can be invested in additional stock units, in the investment accrual portion of the Plan, or other eligible portions of the Plan that may be set up in the future.
DSU’s awarded to executive officers vest 25% on January 1, 2007, and then in equal 6.25% installments on the first day of each subsequent quarter for eleven quarters. DSU’s may be distributed from the Plan as stock after May 1, 2010.
2006 Salary and Bonus Plan
Under the 2006 Salary and Bonus Plan, salaries for Messrs. Bull and Hansen increased from $500,000 to $600,000. Salaries for Messrs. Hughes, Nicholas, Sirkis, and Zagunis increased from $267,000 to $300,000. Mr. Picard’s salary increased from $230,000 to $300,000.

Each executive officer has a target bonus for 2006, expressed as a percentage of salary. The target bonuses for all executives remained the same with Messrs. Bull and Hansen at 125%, Mr. Nicholas at 100%, and Messrs. Hughes, Picard, Sirkis, and Zagunis at 75%. There are two portions of the target bonus: 25% of the target bonus is based on subjective factors (primarily individual performance) and 75% of the target bonus is based on a company performance formula.
The award of an individual performance bonus is capped at 100% of the target amount for that portion of the bonus. The award is determined by the Committee, based on subjective factors at the time of the award, including individual performance factors and performance relative to the goals adopted by the Committee.
The maximum total bonus for Messrs Bull and Hansen is $5 million and for each of the other executives it is $2 million. The company performance award is based on the company performance formula, which is driven by Adjusted ROE. There is no company performance award when Adjusted ROE is less than 7%. The company performance award is 100% of target when Adjusted ROE is 11%. If Adjusted ROE exceeds 11%, the Company performance award increases at a rate of 44 4/9% for every 1% increase in Adjusted ROE. A portion of the company performance award may be deferred into the Plan in the form of DSU’s with DER’s attached. This applies to any amount by which the total bonus awarded exceeds three times the executive’s base salary for the year. These DSU’s will be fully vested on the award date.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 14, 2005	REDWOOD TRUST, INC.
	By:	/s/ Harold F. Zagunis
Harold F. Zagunis Vice President, Chief Financial Officer, Controller, Treasurer, and Secretary